Amendment to Employment Agreement of Dr. Lior Yahalomi

     Amendment to Employment Agreement (this “Amendment”), made as of December 15, 2010 by and between VISHAY INTERTECHNOLOGY, INC., a Delaware corporation (“Vishay”), and DR. LIOR E. YAHALOMI (“Executive”) (collectively the “Parties”).

     WHEREAS, Executive has been employed by Vishay pursuant to an Employment Agreement, made as of December 5, 2008, as amended on August 8, 2010, between the Parties (the “Employment Agreement”);

     WHEREAS, Section 8.3 of the Employment Agreement provides that Vishay and Executive may amend the Employment Agreement by mutual agreement in writing; and

     WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth below.

     NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 6.3 of the Employment Agreement is hereby amended to read as follows:

     “6.3 Further Compensation upon Termination

     (a) In the event Executive’s employment with Vishay is terminated by Vishay without Cause, Executive shall be entitled to the following:

(i)	The payments and benefits provided under Section 6.2.

(ii)	A lump sum payment, payable within 15 days after the Date of Termination, equal to 24 months of Executive’s base salary on the Date of Termination.

(iii)	Payment of the amount Executive would have received (if not for Executive’s termination of employment) as a bonus pursuant to Section 4.2 hereof for the calendar year of the Date of Termination, which amount shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

     (b) In the event Executive’s employment with Vishay terminates for any reason other than Cause after Executive attains age 62, Executive shall be entitled to the following:

(i)	The payments and benefits provided under Section 6.2 hereof and, if Executive’s employment is terminated by Vishay without Cause, the payments under Section 6.3(a)(ii) and (iii) hereof.

(ii)	At Executive’s (or his surviving spouse’s or child’s) election, either continued eligibility for medical benefits under a plan sponsored by Vishay for its senior executives or a reimbursement to Executive for privately obtained coverage, in either case for the life of Executive, his surviving spouse and his dependent children up to age 26. The annual cost to Vishay, whether as reimbursement (including out of pocket expenses related to hospitalization, prescriptions, dental, and vision) or premium costs, shall not exceed $15,000 (or, if less, the amount Vishay then pays for medical coverage for its senior executive), provided, however, that Executive, his surviving spouse and/or his dependent children up to age 26 shall be permitted to continue coverage and pay any cost in excess of such limit.

     (c) In the event Executive’s employment with Vishay terminates for any reason other than Cause before Executive attains age 62, Executive shall be entitled to the following:

(i)	The payments and benefits provided under Section 6.2 hereof and, if Executive’s employment is terminated by Vishay without Cause, the payments under Section 6.3(a)(ii) and (iii) hereof.

(ii)	The same level of medical insurance coverage as Executive, his spouse and his dependent children up to age 26 were receiving at the time of cessation of employment, at Vishay’s expense (including premiums, out-of-pocket expenses and co-payments), until the earlier of (A) the third anniversary of the date of cessation of employment (after which Executive, his spouse and his dependent children up to age 26 will be eligible for COBRA continuation coverage) or (B) such time as Executive becomes eligible for coverage under the plan of another employer.

     2. The amendments made by paragraph 1 hereof shall be effective as of December 15, 2010.

     3. Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

     4. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

[Signatures on next page]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Gerald Paul
Name: Dr. Gerald Paul
Title: Chief Executive Officer

/s/ Lior E. Yahalomi
Dr. Lior E. Yahalomi